Exhibit 99.1

HARRY & DAVID HOLDINGS, INC. REPORTS SECOND QUARTER

FISCAL 2008 RESULTS

MEDFORD, Oregon, February 7, 2008 – Harry & David Holdings, Inc., announced today financial results for its second fiscal quarter ended December 29, 2007. All results reflect results of continuing operations as the Company sold its Jackson & Perkins business in April 2007.

Net sales for the thirteen-week period ended December 29, 2007 were $364.0 million, an increase of $1.4 million, or 0.4%, from the thirteen-week period ended December 30, 2006. The year-over-year increase was primarily due to earlier Fruit-of-the-Month Club® product shipments in the Company’s direct marketing segment in this fiscal year, offset by a slight decrease in the Company’s stores segment due to decreased comparable store sales.

For the second quarter of fiscal 2008, EBITDA from continuing operations, which the Company defines as earnings (loss) before net interest expense, income taxes, depreciation and amortization, was $115.2 million, compared to $113.8 million in the same period last year. Pre-tax income from continuing operations for the second quarter of fiscal 2008 was $103.8 million, compared to $101.5 million reported in the same period last year. The increases were due to improved gross profit and gross margin, offset by slightly higher selling, general and administrative costs.

Net income for the second quarter of 2008 was $65.9 million, reflecting an effective tax rate of 36.5%, compared to net income of $61.7 million, reflecting an effective tax rate of 39.2%, reported in the same period last year.

Net sales for the twenty-six week period ended December 29, 2007 were $419.4 million, a decrease of $5.4 million, or 1.3%, from fiscal 2007 to fiscal 2008. Net sales decreased $2.2 million, or 0.5%, from fiscal 2007 to fiscal 2008, normalized for a twenty-six week period.

EBITDA from continuing operations for the twenty-six week period ended December 29, 2007 was $100.5, a decrease of $17.7 million from prior year. The decrease was primarily due to the prior year pension curtailment gain, which resulted in a $15.8 million non-cash benefit to EBITDA in the first quarter of fiscal 2007, and to a lesser extent, due to higher selling, general and administrative expenses. Excluding the pension curtailment gain, EBITDA was $1.9 million lower than last year.

Pre-tax income from continuing operations for the twenty-six week period ended December 29, 2007 was $78.4 million, compared to $94.2 million in the twenty-seven week period ended December 30, 2006. Net income from continuing operations for the year-to-date period in fiscal 2008 was $49.9 million, compared to net income of $57.2 million reported in the twenty-seven week period in fiscal 2007.

“We are pleased to report that in the face of a challenging economic environment, we were able to offset modest volume decreases with production efficiencies and effective markdown management,” said Bill Williams, President and Chief Executive Officer. “This quarter’s results demonstrated the strength of the Harry and David brand and the positive impact of our strategies.”

Gross profit margin was 54.0% in the second quarter of fiscal 2008 compared to 53.3% in the same period last year. The margin increase was driven by increased production efficiencies and modest price increases.

For the second quarter of fiscal 2008, selling, general and administrative expenses increased to $86.7 million from $84.3 million in the same period last fiscal year. The rate to sales increased slightly to 23.8% from 23.2% in the prior year.

The full interim results for the second fiscal quarter ended December 29, 2007 will be filed with the SEC in the Company’s quarterly report on Form 10-Q no later than February 12, 2008. The second quarter press release is also being made available on the Company’s corporate website, www.hndcorp.com.

Non-GAAP Financial Measures

This press release presents EBITDA, which is a non-GAAP financial measure within the meaning of applicable SEC rules and regulations. The Company believes that EBITDA is a useful financial measure for assessing operating performance and liquidity. For an explanation of why management believes EBITDA is a useful measure for understanding the Company’s results of operations, a discussion of the limitations of using such measure and a reconciliation of EBITDA to the most comparable GAAP measure, see the discussion following the attached financial information.

Forward-Looking Statements

Certain of the statements in this document constitute forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These statements relate to future events or future financial performance and involve known and unknown risks and other factors that may cause the Company’s actual or our industry’s results, levels of activity or achievement to be materially different from those expressed or implied by any forward-looking statements. These risks and uncertainties include, but are not limited to the Company’s risks relating to market demand for the Company’s products, production capabilities, relationships with customers, implementation of the Company’s business and marketing strategies, competition, continued rising fuel energy cost, financial leverage, postal rate increases, increase in labor costs and the availability of a seasonal workforce and changes in federal and state tax laws. In some cases, forward-looking statements can be identified by terminology such as “may”, “will”, “could” “would”, “should”, “expect”, “plan”, “anticipate”, “intend”, “believe”, “estimate”, “predict”, “potential”, or “continue” or the negative of those terms or other comparable terminology. These statements are present expectations. Actual events or results may differ materially. We undertake no obligation to update or revise any forward-looking statement, except as required by law. All of the forward looking statements are expressly qualified by the risk factors discussed in the Company’s filings with the SEC.

Conference Call

Harry & David Holdings, Inc. will host a conference call today, February 7, 2008 at 10:30 a.m. Pacific (1:30 p.m. Eastern) with William H. Williams, President and Chief Executive Officer, and Stephen V. O’Connell, Chief Financial Officer and Chief Administrative Officer. To access the conference call, participants in North America should dial 1-800-762-8932 and international participants should dial 1-480-629-1990. Participants are encouraged to dial in to the conference call five to ten minutes prior to the scheduled start time. A telephonic replay of the call will also be made available approximately two hours after the conference call is completed. The replay will be accessible via telephone through February 21, 2008 by dialing 1-800-406-7325 in North America and by dialing 1-303-590-3030 when calling internationally, with all callers using the replay pass code 3837961.

About Harry & David Holdings, Inc.

Harry & David Holdings, Inc., headquartered in Medford, Oregon, is a leading multi-channel specialty retailer and producer of branded premium gift-quality fruit and gourmet food products and gifts marketed under the Harry and David® brand.

CONTACTS:
Company Contact	Media Contact	Investor Relations Contact
Steve O’Connell, CFO	Bill Ihle, SVP Corp. Relations	John Mills/Christine Lumpkins
Harry & David Holdings, Inc.	Harry & David Holdings, Inc.	ICR, Inc.
soconnell@harryanddavid.com	bihle@harryanddavid.com	jmills@icrinc.com
(541) 864-2164	(541) 864-2145	clumpkins@icrinc.com
(310) 954-1100

— Financial Tables Follow —

Harry & David Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in Thousands, Except Share Data)

(Unaudited)

	December 29, 2007	June 30, 2007	December 30, 2006 (Restated)
Assets
Current assets:
Cash and cash equivalents	$179,806	$49,408	$150,128
Short-term investments	—	24,816	—
Trade accounts receivable, net	23,063	2,100	29,100
Other receivables	5,644	10,907	2,440
Inventories, net	46,183	62,406	64,230
Deferred catalog expenses	5,692	4,198	7,860
Deferred income taxes	9,615	—	—
Prepaid income taxes	—	774	63
Other current assets	10,542	9,852	9,820

Total current assets	280,545	164,461	263,641

Fixed assets, net	165,709	163,273	175,680
Intangibles, net	28,228	29,089	31,671
Deferred financing costs, net	10,549	12,144	13,461
Deferred income taxes	—	—	2,608
Other assets	3,988	1,551	520

Total assets	$489,019	$370,518	$487,581

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$46,617	$22,900	$53,657
Accrued payroll and benefits	14,386	21,175	17,948
Income taxes payable	53,384	—	—
Deferred revenue	33,829	12,914	41,055
Deferred income taxes	—	18,670	56,061
Accrued interest	5,752	5,921	5,915
Other accrued liabilities	13,425	7,409	17,881
Current portion of capital lease obligations	318	1,366	—

Total current liabilities	167,711	90,355	192,517

Long-term debt and capital lease obligations	235,351	245,669	245,000
Accrued pension liability	11,402	15,504	18,368
Deferred income taxes	11,016	8,422	—
Other long-term liabilities	9,833	6,304	4,181

Total liabilities	435,313	366,254	460,066

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value, 1,500,000 shares authorized; issued and outstanding: 1,032,570, 1,032,241 and 1,031,673 shares at December 29, 2007, June 30, 2007 and December 30, 2006, respectively	10	10	10
Additional paid-in capital	5,862	5,548	5,233
Accumulated other comprehensive income	1,119	1,119	—
Retained earnings (accumulated deficit)	46,715	(2,413)	22,272

Total stockholders’ equity	53,706	4,264	27,515

Total liabilities and stockholders’ equity	$489,019	$370,518	$487,581

Harry & David Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in Thousands, Except Share and per Share Data)

(Unaudited)

	Thirteen weeks ended December 29, 2007	Thirteen weeks ended December 30, 2006	Twenty-six weeks ended December 29, 2007	Twenty-seven weeks ended December 30, 2006
Net sales	$363,978	$362,569	$419,432	$424,783
Costs of goods sold	167,468	169,478	203,603	209,003

Gross profit	196,510	193,091	215,829	215,780

Costs and expenses:
Selling, general and administrative	86,455	83,999	124,707	122,284
Selling, general and administrative – related party	250	250	500	500

	86,705	84,249	125,207	122,784

Operating income	109,805	108,842	90,622	92,996

Other (income) expense:
Interest income	(404)	(319)	(865)	(437)
Interest expense	6,842	7,742	13,304	15,130
Pension curtailment gain	—	—	—	(15,844)
Gain on debt prepayment	(303)	—	(303)	—
Other (income) expense	(118)	(77)	48	(77)

	6,017	7,346	12,184	(1,228)

Income from continuing operations before income taxes	103,788	101,496	78,438	94,224
Provision for income taxes	37,915	39,791	28,560	37,001

Net income from continuing operations	65,873	61,705	49,878	57,223

Discontinued operations:
Gain on sale of Jackson & Perkins	182	—	200	—
Pretax income (loss) excluding gain on sale	(32)	1,389	(302)	(853)
Provision (benefit) for income taxes	55	546	(38)	(316)

Net income (loss) from discontinued operations	95	843	(64)	(537)

Net income	$65,968	$62,548	$49,814	$56,686

Basic net income (loss) per share:
Continuing operations	63.80	60.30	48.31	56.02
Discontinued operations	0.09	0.82	(0.06)	(0.53)

Total basic net income per share	$63.89	$61.12	$48.25	$55.49

Diluted net income (loss) per share:
Continuing operations	63.12	60.30	47.82	56.02
Discontinued operations	0.09	0.82	(0.06)	(0.53)

Total diluted net income per share	$63.21	$61.12	$47.76	$55.49

Weighted-average shares used in per share calculations:
Basic	1,032,530	1,023,319	1,032,394	1,021,561

Diluted	1,043,595	1,023,319	1,043,102	1,021,561

Harry & David Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in Thousands)

(Unaudited)

	Twenty-six weeks ended December 29, 2007	Twenty-seven weeks ended December 30, 2006 (Restated)
Operating activities
Net income	$49,814	$56,686
Less: Net loss from discontinued operations	(64)	(537)

Net income from continuing operations	49,878	57,223
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities from continuing operations:
Depreciation and amortization of fixed assets	8,744	8,316
Amortization of intangible assets	861	986
Amortization of deferred financing costs	1,311	1,352
Stock option compensation expense	284	309
Loss on disposal and impairment of fixed assets	544	189
Gains on short-term investments	(162)	—
Deferred income taxes	(26,765)	36,620
Gain on debt prepayment	(303)	—
Pension curtailment gain	—	(15,844)
Changes in operating assets and liabilities:
Trade accounts receivable and other receivables	(22,287)	(19,873)
Inventories	16,223	13,975
Deferred catalog expenses and other assets	(1,944)	(2,287)
Accounts payable	24,176	30,402
Accrued liabilities	51,431	9,546
Deferred revenue	20,915	23,013

Net cash provided by operating activities from continuing operations	122,906	143,927
Net cash provided by (used in) operating activities from discontinued operations	1,874	(2,808)

Net cash provided by operating activities	124,780	141,119

Investing activities
Acquisition of fixed assets	(11,745)	(10,442)
Proceeds from the sale of fixed assets	21	1
Proceeds from the sale of held-to-maturity securities	24,978	—

Net cash provided by (used in) investing activities from continuing operations	13,254	(10,441)
Net cash provided by (used in) investing activities from discontinued operations	3,105	(157)

Net cash provided by (used in) investing activities	16,359	(10,598)

Financing activities
Borrowings of revolving debt	63,000	108,500
Repayments of revolving debt	(63,000)	(108,500)
Repayments of capital lease obligations	(1,366)	—
Repayments of long-term debt	(9,405)	—
Proceeds from exercise of stock options	30	970

Net cash provided by (used in) financing activities from continuing operations	(10,741)	970

Increase in cash and cash equivalents	130,398	131,491
Cash and cash equivalents, beginning of period	49,408	18,637

Cash and cash equivalents, end of period	$179,806	$150,128

Harry & David Holdings, Inc. and Subsidiaries

Reconciliation of GAAP Net Income to EBITDA

(in Thousands)

(Unaudited)

For an explanation of why management believes EBITDA is a useful measure for understanding the Company’s results of operations and a reconciliation of EBITDA to the most comparable GAAP measure, see note (2) below, Non-GAAP Financial Measure: EBITDA. The following table reconciles EBITDA from continuing operations to net cash provided by operating activities which we believe to be the closest GAAP liquidity measure to EBITDA, and to net income from continuing operations, which we believe to be the closest GAAP performance measure to EBITDA (dollars are in millions). Certain rounded amounts below have been adjusted in order to agree to net income from continuing operations.

	Thirteen weeks ended December 29, 2007	Thirteen weeks ended December 30, 2006	Twenty-six weeks ended December 29, 2007	Twenty-seven weeks ended December 30, 2006
Net income from continuing operations	$65.9	$61.7	$49.9	$57.2
Interest expense, net from continuing operations	6.4	7.4	12.4	14.7
Provision for income taxes from continuing operations	38.0	39.8	28.6	37.0
Depreciation and amortization from continuing operations	4.9	4.9	9.6	9.3

EBITDA from continuing operations	$115.2	$113.8	$100.5	$118.2
Interest expense, net from continuing operations	(6.4)	(7.4)	(12.4)	(14.7)
Provision for income taxes from continuing operations	(38.0)	(39.8)	(28.6)	(37.0)
Amortization of deferred financing costs	0.6	0.7	1.3	1.4
Stock option compensation expense	0.2	0.2	0.3	0.3
Loss on disposal and impairment of fixed assets	0.4	0.1	0.5	0.2
Gain on short-term investments	—	—	(0.2)	—
Deferred income taxes	(17.1)	39.7	(26.8)	36.6
Gain on debt prepayment	(0.3)	—	(0.3)	—
Pension curtailment gain	—	—	—	(15.8)
Changes in operating assets and liabilities from continuing operations	156.5	107.6	88.6	54.7
Net cash provided by (used in) discontinued operations	(0.7)	0.7	1.9	(2.8)

Net cash provided by operating activities	$210.4	$215.6	$124.8	$141.1

In the thirteen-week period ended December 29, 2007, net income and EBITDA from continuing operations included:

•	$1.2 million of consulting fees associated with certain corporate strategic initiatives including acquisitions and information technology projects;

•	$0.1 million of employee executive recruiting charges;

•	$0.4 million loss on disposal and impairment of fixed assets;

•	$0.3 million net gain on prepayment of long-term debt;

•	$0.2 million of fees paid to Wasserstein and Highfields under the management agreement; and

•	$0.2 million of severance and re-organization payroll and benefits.

In the thirteen-week period ended December 30, 2006, net income and EBITDA from continuing operations included:

•	$2.4 million of consulting fees associated with the implementation of our ERP software project, other IT strategy projects and, to a lesser extent, employee executive recruiting charges;

•	$0.6 million of severance;

•	$0.2 million of fees paid to Wasserstein and Highfields under our management agreement;

•	$0.1 million loss on disposal of fixed assets; and

•	$0.1 million of income recognized from vendor settlements.

In the twenty-six week period ended December 29, 2007, net income and EBITDA from continuing operations included:

•	$1.8 million of consulting fees associated with certain corporate strategic initiatives including acquisitions and information technology projects;

•	$0.1 million of employee executive recruiting charges;

•	$0.5 million loss on disposal and impairment of fixed assets;

•	$0.3 million net gain on prepayment of long-term debt;

•	$0.5 million of fees paid to Wasserstein and Highfields under the management agreement;

•	$0.3 million of costs associated with legal settlements; and

•	$0.4 million of severance and re-organization payroll and benefits;

In the twenty-seven week period ended December 30, 2006, net income and EBITDA from continuing operations included:

•	$15.8 million non-cash pension curtailment gain

•	$2.9 million of consulting fees associated with the implementation of our ERP software project, other IT strategy projects and, to a lesser extent, employee executive recruiting charges;

•	$0.8 million of severance;

•	$0.5 million of fees paid to Wasserstein and Highfields under our management agreement;

•	$0.2 million loss on disposal of fixed assets; and

•	$0.3 million of income recognized from vendor settlements.

(2) Regulation G, Conditions for Use of Non-GAAP Financial Measures, and other provisions of the 1934 Act, define and prescribe the conditions of use of certain non-GAAP financial information. Our measure of EBITDA from continuing operations meets the definition of a non-GAAP financial measure.

We define EBITDA from continuing as earnings before net interest expense, income taxes, depreciation and amortization and is computed on a consistent method from quarter to quarter and year to year.

We use EBITDA, in conjunction with GAAP measures such as cash flows from operating activities, cash flows from investing activities and cash flows from financing activities, to assess our liquidity, financial leverage and ability to service our outstanding debt. For example, certain covenant and compliance ratios under our revolving credit facility and the indenture governing the outstanding notes use EBITDA, as further adjusted for certain items as defined in each agreement. If we are not able to comply with these covenants, we may not be able to borrow additional amounts, incur more debt to finance our ongoing operations and working capital or take other actions. In addition, the lenders could accelerate the outstanding amounts, which could materially and adversely affect our liquidity and financial position.

We use EBITDA, in conjunction with the other GAAP measures discussed above, to assess our debt to cash flow leverage, to plan and forecast overall expectations and to evaluate actual results against such expectations; to assess our ability to service existing debt and incur new debt; and to measure the rate of capital expenditure and cash outlays from year to year and to assess our ability to fund future capital and non-capital projects. We believe that, like management, debt and equity investors frequently use (and expect to be able to continue to use) EBITDA to compare debt to cash flow leverage among companies.

EBITDA, when used as a liquidity measure, has limitations as an analytical tool. These limitations include:

•	EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

•	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA is not a measure of discretionary cash available to us to pay down debt;

•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt; and

•	other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

To compensate for these limitations, we analyze EBITDA in conjunction with other GAAP financial measures impacting liquidity and cash flow, including depreciation and amortization, capital spending and net income in terms of the impact on depreciation and amortization, changes in net working capital, other non-operating income and losses that affect cash flow and liquidity, interest expense and taxes. Similarly, you should not consider EBITDA in isolation or as a substitute for these GAAP liquidity measures.

We also use EBITDA, in conjunction with GAAP measures such as operating income and net income, to assess our operating performance and that of each of our businesses and segments. Specifically, we use EBITDA, alongside the GAAP measures mentioned above, to measure profitability and profit margins and to make budgeting decisions relating to historical performance and future expectations of our operating segments and business as a whole, and to make performance comparisons of our company compared to other peer companies. We believe that, like management, debt and equity investors frequently use (and expect to be able to continue to use) EBITDA to assess our operating performance and compare it to that of other peer companies.

Furthermore, we use EBITDA (in conjunction with other GAAP and non-GAAP measures such as operating income, capital expenditures, taxes and changes in working capital) to measure return on capital employed. EBITDA allows us to determine the cash return before taxes, capital spending and changes in working capital generated by the total equity employed in our company. We believe return on capital employed is a useful measure because it indicates the total returns generated by our business, which, when viewed together with profit margin information, allows us to better evaluate profitability and profit margin trends.

As a performance measure, we also use return on capital employed to assist us in making budgeting decisions related to how debt and equity capital is being employed and how it will be employed in the future. Historical measures of return on capital employed, which include the use of EBITDA, are used in estimating and predicting future return on capital trends. Combined with other GAAP financial measures, historical return on capital information helps us make decisions about how to employ capital effectively going forward. However, because EBITDA does not take into account certain of these non-cash items, which do affect our operations and performance, EBITDA has inherent limitations as an operating measure. These limitations include:

•	EBITDA does not reflect the cash cost of acquiring assets or the non-cash depreciation and amortization of those assets over time, or the replacement of those assets in the future;

•	EBITDA does not reflect cash capital expenditures on an historical basis or in the current period, or address future requirements for capital expenditures or contractual commitments;

•	EBITDA is not a measure of discretionary cash available to us to invest in the growth of our business;

•	EBITDA does not reflect changes in working capital or cash needed to fund our business;

•	EBITDA does not reflect our tax expenses or the cash payments we are required to make to fulfill our tax liabilities; and

•	Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

To compensate for these limitations we analyze EBITDA alongside other GAAP financial measures of operating performance, including, operating income, net income and changes in working capital, in terms of the impact on other non-operating income and losses that affect profitability and return on capital. You should not consider EBITDA in isolation or as a substitute for these GAAP measures of operating performance.